SCHEDULE I

Effective July 1, 2022

COMPENSATION

Equity Funds

Columbia Dividend Income Fund

Columbia Contrarian Core Fund

Columbia Large Cap Growth Fund

Columbia Select Mid Cap Growth

Bond Funds

Columbia Connecticut Intermediate Muni Bond Fund

Columbia Intermediate Municipal Bond Fund

Columbia Massachusetts Intermediate Municipal Bond Fund

Columbia New York Intermediate Municipal Bond Fund

Columbia Bond Fund

FEE RATE

With respect to each Equity Fund above, the fee with respect to Class V Shares (formerly Class T Shares) shall be an aggregate annual rate of not more than 0.25% of the Fund’s average daily net assets attributable to Class V Shares for shareholder liaison services and administrative support services; provided that the fee rate for Columbia Contrarian Core Fund and Columbia Mid Cap Growth Fund shall be 0.30% until January 1, 2015; and provided, further, that the fee rate for Columbia Large Cap Growth Fund shall be 0.30% until December 1, 2014.

With respect to each Bond Fund above, the fee with respect to Class V Shares shall be an aggregate annual rate of not more than 0.15% of the Fund’s average daily net assets attributable to Class V Shares for shareholder liaison services and administrative support services.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule I as of June 23, 2022.

COLUMBIA FUNDS SERIES TRUST I

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	President

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Scott E. Couto
Name:	Scott E. Couto
Title:	President